Exhibit 10.8

ADVISOR AGREEMENT

This Advisor Agreement (this “Agreement”) is entered into as of June 17, 2026, by and between Wilco 63 Corporation, a Cayman Islands exempted company (the “Company”) and HandsOn Global Management LLC, a Nevada limited liability company (the “Advisor”) (each, a “Party” and together, the “Parties”).

The Parties hereto agree to the following:

1. Services. Advisor agrees to provide the services set forth below to the Company (collectively, the “Services”):

●	Advise the Company on post initial public offering matters and strategic, financial and structuring matters related to the Company’s initial business combination (the “Transaction”), including the evaluation of potential targets and related due diligence support;

●	Review investor and marketing materials and provide consultations on investor relations activities;

●	Report to and support the Principal Executive Officer and other members of Company’s management regarding the Transaction;

●	Manage bank accounts on behalf of the Company and its affiliates.

Advisor shall perform under this Agreement in a professional, ethical and workmanlike manner and in accordance with the highest professional standards in the industry. Advisor represents and warrants to the Company that Advisor has the requisite training, skill set and experience level necessary to perform Advisor’s obligations under this Agreement. In the event that the Services create a conflict of interest for Advisor, Advisor shall address and work to clear such conflict prior to engaging in the Services as they relate to such conflict of interest.

Advisor may be required to travel from time-to-time in furtherance of the Services. Subject to Section 3 below, the Company shall reimburse Advisor for reasonable, documented out-of-pocket expenses incurred by Advisor, in its capacity as the Company’s advisor pursuant to this Agreement, including reasonable travel and lodging expenses. and the Company shall reimburse Advisor for the reasonable costs of such travel and lodging expenses. Any such reimbursements will be made by the Company in the month following the month in which Advisor submitted the documented expenses.

2. Term. This Agreement shall be effective as of the date hereof and continue in full force and effect until the consummation of the Transaction, which shall be consummated within 24 months from the date of the Company’s initial public offering (the “Term”); provided that the Term shall be extended to the extent the Company’s shareholders vote to extend the time under which the Company may consummate its business combination. Notwithstanding anything herein to the contrary, this Agreement may be terminated by either Party upon thirty (30) days’ advance written notice to the other Party. Upon termination of the Agreement, the Company’s only obligation shall be to reimburse Advisor for any documented out-of-pocket expenses that are due and payable to Advisor as of the date that the Agreement is terminated, subject to the limitations set forth in Section 3 below.

3. Compensation and Expenses.

3.1. Compensation. Advisor shall provide the Services without any fee, commission, or other compensation from the Company.

3.2. Expense Reimbursement. The Company shall reimburse Advisor for reasonable, documented out-of-pocket expenses incurred by Advisor in its capacity as the Company’s advisor pursuant to this Agreement; provided, however, that the aggregate amount of such reimbursable expenses shall not exceed $200,000 without the prior written approval of the Company’s board of directors. Any expenses in excess of such amount shall only be reimbursable upon the prior written approval of the Company’s board of directors.

3.3. Non-Exclusivity. Advisor’s engagement hereunder is expressly non-exclusive. The Company reserves the right to engage other advisors, consultants, or service providers with respect to any matters, including matters related to the Services, and Advisor reserves the right to provide services to other parties, including parties that may be competitive with the Company, subject to Advisor’s confidentiality obligations hereunder.

4. Independent Contractor Status. Nothing herein shall be construed to create a joint venture or partnership between the Parties hereto or an employee/employer relationship. Advisor agrees that Advisor is an independent contractor, and that Advisor is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of the Company. Advisor understands and agrees that the manner in which Advisor performs the Services is in Advisor’s discretion and control, subject to the provisions set forth herein, and that the Company shall not supervise or direct Advisor’s performance of those Services. Advisor understands that Advisor shall not receive any of the rights, privileges and benefits that the Company extends to its employees, including, but not limited to, pension, retirement savings or welfare benefits, vacation, termination or severance pay or other perquisites by virtue of this Agreement or by virtue of Advisor’s provision of Services to the Company. Advisor hereby releases any and all right, claim, or interest to any privileges or to any benefit, welfare plan or other employee benefit plans or perquisites, including but not limited to pension, welfare benefits, vacation or termination pay, provided by, or on behalf of, the Company to its employees. To the extent required by applicable law, the Company shall issue appropriate tax forms to Advisor in connection with any reimbursements made hereunder.

5. Confidentiality.

5.1. Agreement to Preserve Confidentiality. Advisor covenants and agrees that while Advisor is engaged by the Company and following termination of that engagement for any reason, all Confidential Information of the Company shall be regarded as confidential, proprietary, and in the nature of trade secrets, and Advisor agrees not to: (i) disclose any Confidential Information to any third party, including employees or independent contractors of the Company who do not have a legitimate business need to know, without the specific consent of the Company, except as required by law or by existing contracts to which the Company is a party; (ii) use any Confidential Information for Advisor’s own benefit or for the benefit of any other person or in any way that would be detrimental to the Company’s business; or (iii) remove Confidential Information from the Company’s premises without a valid business purpose.

5.2. Definition of Confidential Information.

A.	“Confidential Information” shall include, by way of example:

i.	All research, business plans, marketing plans, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information and statements, portfolio information, projections, budgets, databases, client and prospect names and requirements, customer, supplier and distributor data and other materials or information related to the business or activities of the Company;

ii.	Works, Inventions, and any trade secrets, concepts, designs, technology, industrial knowledge, customer or member listings, and other business and financial information related to the Company;

iii.	The position of the Company on any confidential matter;

iv.	All discoveries, concepts and ideas related to the business or activities of the Company, or derived from or related to Advisor’s access to or knowledge of any of the material or information set out in this Section 5.2, including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications;

v.	All other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

vi.	All information received by Advisor or to which Advisor gains access in the course of its engagement with the Company, which is the property of, or pertains or relates to any third party, and which would constitute Confidential Information if such third party information was the property of, or related or pertained to, the Company, or which the Company has been provided on a confidential basis.

B.	The absence of any marking or statement that particular information is Confidential Information shall not affect its status as Confidential Information.

C.	Confidential Information shall not include information in the public domain not as a result of breach of any duty by Advisor or any other person, information that Advisor can demonstrate was in Advisor’s possession or known by Advisor prior to its receipt from the Company, and information that becomes available to Advisor on a non-confidential basis from a source other than the Company.

D.	Notwithstanding anything to the contrary in this Section 5.2, nothing in this Agreement prohibits Advisor (or any of Advisor’s employees) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Advisor does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Advisor has made such reports or disclosures.

5.3. Destruction of Property. Upon the termination of this Agreement for any reason, or at any time when so requested by the Company, Advisor agrees to promptly permanently delete all documents and data belonging to the Company or related to the Company, its clients, customers, members, or its business in Advisor’s possession or control and any other materials containing Confidential Information, including all hard copies as well as stored data on any electronic device, and confirm the said destruction or deletion of data to the Company in writing.

6. Damages and Injunctive Relief. The Parties acknowledge and agree that:

A.	Each Party’s obligations under Section 5 of this Agreement have a unique and substantial value to the other Party and each Party remains obligated even if the Agreement is voluntarily or involuntarily terminated. Each Party understands that if it violates Section 5 of this Agreement during or after Advisor’s provision of Services to the Company, the other Party may, unless negotiated otherwise, be able to recover monetary damages from Advisor and/or the other relief described below.

B.	A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the non-breaching Party and monetary damages alone would not completely compensate the non-breaching Party for the harm. Accordingly, the non-breaching Party may obtain an injunction prohibiting the breaching Party from violating Section 5 of the Agreement, an order requiring the breaching Party to render specific performance of Section 5 of the Agreement, and/or other appropriate equitable remedies, without the need to post bond, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching Party at law or in equity.

C.	If a court determines that the breaching Party has breached or attempted or threatened to breach Section 5 of the Agreement, the breaching Party consents to the granting of an injunction restraining the breaching Party from further breaches or attempted or threatened breaches of Section 5 compelling the breaching Party to comply with Section 5, and/or prescribing other equitable remedies.

7. No Assignment. Advisor may not assign, delegate, subcontract or license, in whole or in part, this Agreement, including without limitation, any of the rights, duties and obligations without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. Any attempted assignment, delegation, subcontract or licensing of such rights, duties or obligations without the Company’s prior written consent shall be void and of no effect. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

8. Dispute Resolution. If any dispute, controversy or claim of whatever nature arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination arising out of or in connection with this Agreement (a “Dispute”), the Parties shall refer the same to arbitration. The seat and venue of the arbitration shall be the State of Nevada, provided that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties to such arbitration under the circumstances. Nothing shall preclude either Party from seeking interim equitable relief, including in the form of injunctions and orders for specific performance. The arbitration shall be conducted in the State of Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

9. Governing Law; Waiver of Jury Trial; Legal Costs. Subject to Section 8 above, the Parties agree that this Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles. Any dispute arising under or relating to the Agreement shall be brought in the courts of the Cayman Islands, provided that any Party may seek injunctive relief in any court of competent jurisdiction. Each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement. If either Party must pursue legal action to enforce or enjoin any action on the other Party’s part in contravention of any provision of this Agreement, the prevailing party (as determined by the Court) shall be entitled to recover its costs, including its reasonable attorneys’ fees in connection with any action in which it successfully obtains an injunction and/or damages.

10. Waiver. No failure to act by the Company shall waive any right contained in this Agreement. Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

11. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Advisor have executed this Agreement as of the date first written above.

COMPANY

Wilco 63 Corporation

By:	/s/ Matt Brown
Name:	Matt Brown
Title:	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Co-Chairman

ADVISOR

HandsOn Global Management LLC

By:	/s/ Par Chadha
Name:	Par Chadha
Title:	Managing Member

[Signature Page to Advisor Agreement]